Exhibit 4
                                                                    ---------





=============================================================================



                                 $100,000,000



                              TERM LOAN AGREEMENT



                                     among



                             MEREDITH CORPORATION,
                                  as Borrower



                          THE NORTHERN TRUST COMPANY,
                                   as Agent




                          and the Banks named herein




                               December 19, 1994


=============================================================================

                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----

INTRODUCTION ....................................................     3

SECTION 1.   DEFINITIONS AND ACCOUNTING. ........................     3

SECTION 2.   THE TERM LOAN. .....................................    10

SECTION 3.   FEES. ..............................................    12

SECTION 4.   PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC. ...    13

SECTION 5.   YIELD, CAPITAL MAINTENANCE AND TAXES PROVISIONS. ...    16

SECTION 6.   CONDITIONS PRECEDENT. ..............................    21

SECTION 7.   REPRESENTATIONS AND WARRANTIES. ....................    22

SECTION 8.   COVENANTS. .........................................    26

SECTION 9.   EVENTS OF DEFAULT. .................................    31

SECTION 10.  THE AGENT. .........................................    33

SECTION 11.  MISCELLANEOUS. .....................................    36



Schedule 1  - Commitments and Information Concerning Banks
Schedule 2  - Existing Credit Agreements
Schedule 3  - Subsidiaries and Investments

Exhibit A  - Form of Note
Exhibit B  - Form of Opinion of Counsel to the Company

                              TERM LOAN AGREEMENT
                              -------------------


     AGREEMENT dated as of December 19, 1994 among MEREDITH CORPORATION, an Iowa corporation (the "Company"), each of the banks that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"), and THE NORTHERN TRUST COMPANY, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

     WHEREAS, the Company has requested that the Banks make a term loan to it in an aggregate amount not exceeding $100,000,000, and the Banks are willing to make such loan upon the terms hereof.

     NOW, THEREFORE, the parties hereto agree as follows:


                    Section 1.  DEFINITIONS AND ACCOUNTING.

     1.1. Defined Terms. As used herein, the following terms shall have the following meanings (terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have correlative meanings when used in the plural and vice versa):

     "Applicable Lending Office" shall mean, for each Bank and for each type of Loan, the lending office of such Bank designated for such type of Loan on
Schedule 1 hereto or such other office of such Bank as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans of such type are to be made and maintained.

     "Business Day" shall mean any day on which commercial banks are not authorized or required by law to close in Chicago, Illinois, and, if such day relates to a Conversion, notice, payment or other transaction in respect of a Eurodollar Loan, a day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person which are required to be accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Cash Flow" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries, of (a) net operating income (calculated before taxes, extraordinary and non-recurring items and income or loss attributable to equity in affiliates) for such period plus (b) depreciation and amortization (to the extent deducted in determining net operating income), Interest Expense, lease expense, film rental contract expenses and amortization of film rights for such period minus (c) Capital Expenditures paid during such period.

     "Capital Expenditures" shall mean, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) paid by the Company or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided, that expenditures in an aggregate amount not in excess of $32,000,000 incurred in connection with (i) the construction of a new campus for the Company in Des Moines, Iowa and/or (ii) leasehold improvements to the premises of the Company in New York, New York shall not be treated as Capital Expenditures.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" shall mean, as to each Bank, the obligation of such Bank to participate in the making of the Term Loan in the amount specified for such Bank in Schedule 1 under the caption "Commitment".

     "Consolidated Subsidiary" shall mean each Subsidiary (whether now existing or hereafter created or acquired) the financial statements of which are required to be consolidated with the financial statements of the Company in accordance with GAAP; provided, that Meredith Cable, Inc. shall not be treated as a Consolidated Subsidiary for purposes of this Agreement.

     "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.4 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

     "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.4 hereof of Prime Rate Loans into Eurodollar Loans, or of Eurodollar Loans into Prime Rate Loans.

     "Debt Service" shall mean, for any period, the sum (determined on a consolidated basis in accordance with GAAP and without duplication) of the following: (a) all payments of principal of Indebtedness of the Company and its Consolidated Subsidiaries scheduled to be made during such period plus
(b) all Interest Expense for such period.

     "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

     "Eurodollar Loans" shall mean Loans the interest rates on which are deter-mined on the basis of rates referred to in the definition of "LIBOR Rate".

     "Event of Default" shall have the meaning attributed thereto in Section 9 hereof.

     "Fixed Charges Ratio" shall mean, as at any date of determination thereof, the ratio of (a) Cash Flow for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date of determination to (b) the sum of Debt Service, lease expense and film rental contracts expense for such period.

     "GAAP" shall mean generally accepted accounting principles as in effect from time to time.

     "Guarantee" shall mean (a) a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, (b) a guarantee of the payment of dividends or other distributions upon the stock or other equity interests of any Person, or (c) an agreement to purchase, sell or lease (as lessee or lessor) property or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" shall have correlative meanings.

     "Indebtedness" shall mean, as to any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, by the issuance and sale of debt securities or the sale of property to another Person subject to an understanding, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising and accrued expenses incurred in the ordinary course of business (for purposes of this Agreement, accrued expenses in an aggregate amount not in excess of $32,000,000 incurred in connection with (i) the construction of a new campus for the Company in Des Moines, Iowa and (ii) leasehold improvements to the premises of the Company in New York, New York shall be deemed to be incurred in the ordinary course of business) so long as such trade accounts payable are payable within 60 days of the date the respective goods are delivered or the respective services are performed; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

     "Interest Expense" shall mean, for any period, all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

     "Interest Period" shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Prime Rate Loan or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third, sixth or twelfth calendar month thereafter, as the Company may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, that (i) the Company shall select Interest Periods so that on any Principal Payment Date the aggregate principal amount of Loans not subject to Interest Periods extending beyond such Principal Payment Date shall equal or exceed the scheduled payment of principal of the Term Loan due on such Principal Payment Date, and (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day.

     "Investment" in any Person shall mean: (a) the acquisition of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; (b) any deposit with, or loan or other extension of credit to, such Person; (c) any Guarantee of Indebtedness or other liabilities of such Person; and (d) any amount committed to be lent to such Person.

     "LIBOR Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) which is the British Bankers Association interest settlement rate published on the Dow Jones Telerate Screen at approximately 11:00 a.m. London time on the date two Business Days prior to the first day of such Interest Period as the rate in the London interbank market for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loans to be outstanding for such Interest Period.

     "Lien" shall mean, with respect to any property of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect thereof, including the interest of a vendor or lessor under any conditional sale, capital lease or other title retention agreement with respect to any property purchased, leased or otherwise held by such Person.

     "Loans" shall have the meaning attributed thereto in Section 2.1.

     "Majority Banks" shall mean Banks holding at least 66-2/3% of the unpaid principal amount of the Term Loan; provided, that if the Term Loan has not been made, "Majority Banks" shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments.

     "Margin Stock" shall mean margin stock within the meaning of Regulations U and X.

     "Multiemployer Plan" shall mean a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Notes" shall mean the promissory notes provided for by Section 2.8 hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Investments" of any Person shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof by such Person; (b) certificates of deposit issued by any bank or trust company organized under, or having a branch licensed under, the laws of the United States of America or any state thereof whose long-term debt securities are rated A or higher by Standard & Poor's Corporation or Moody's Investor Services, Inc., which certificates of deposit mature not more than 180 days from the date of acquisition thereof by such Person; and (c) commercial paper rated A-1 or higher or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 180 days from the date of acquisition thereof by such Person.

     "Person" shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" shall mean an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA, other than a Multiemployer Plan.

     "Post-Default Rate" shall mean a rate per annum equal to 2% above the Prime Rate as in effect from time to time.

     "Prime Rate" shall mean on any day the prime rate established by The Northern Trust Company and in effect on such day. Each change in the Prime Rate shall be effective from the date of the announcement by The Northern Trust Company of a change in its prime rate. Neither the Prime Rate nor the prime rate of The Northern Trust Company is intended to constitute the lowest rate of interest charged by The Northern Trust Company or any Bank.

     "Prime Rate Loans" shall mean Loans the interest rates on which are determined on the basis of the Prime Rate.

     "Principal Payment Date" shall mean each date specified as such in Section 2.3.

     "Quarterly Dates" shall mean the last Business Day of each March, June, September and December, commencing in March, 1995.

     "Regulations D, U and X" shall mean, respectively, Regulations D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

     "Regulatory Change" shall mean any change after the date of this Agreement in federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a Bank (whether or not having the force of law) by any court or governmental or monetary authority.

     "SOP 93-7 Charge" shall mean any charge to net earnings taken by the Company in accordance with GAAP with respect to its 1994-1995 fiscal year as a result of implementation of the American Institute of Certified Public Accountants' Standard Operating Procedure 93-7.

     "Stockholders' Equity" shall mean, as at any date of determination thereof, the sum of the following for the Company and its Consolidated Subsidiaries determined (without duplication) in accordance with GAAP:

     (a) the amount of all capital stock, including all classes of common and preferred stock, plus

     (b) the amount of paid-in capital and retained earnings (or, in the case of a retained earnings deficit, minus the amount of such deficit), minus

     (c) unearned compensation and any other deductions required to be made under GAAP in the determination of stockholders' equity from time to time.

     "Subsidiary" shall mean any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether any other class of stock might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company.

     1.2. Accounting. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Banks hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of the Company and the Consolidated Subsidiaries referred to in Section 7.2 hereof (except for changes concurred in by the Majority Banks); provided, that notwithstanding any term or provision of this Agreement to the contrary, Meredith Cable, Inc. shall not be deemed to be a Consolidated Subsidiary and all consolidated financial statements, certificates and reports provided, and all consolidated determinations made, hereunder shall exclude Meredith Cable, Inc.


                           Section 2.  THE TERM LOAN.

     2.1. The Term Loan. Each Bank severally agrees, on the terms and subject to the conditions of this Agreement, to participate in the making of a term loan to the Company by making a single term loan (all of the term loans made by all of the Banks under this Agreement being collectively called the "Term Loan") to the Company in a principal amount equal to the amount of such Bank's Commitment, which Term Loan shall be made during the period from the date hereof to January 31, 1995 (on which date the Commitments shall expire). Subject to the terms and conditions of this Agreement, the Term Loan shall be subdivided into portions from time to time as specified by the Company in order to permit the Company to elect to have interest computed on such portions as provided in this Agreement, each of which portions shall be called a "Loan" and all or some of which shall be called, collectively, "Loans". The "date" of a Loan or the "making" of a Loan shall be the date of the making of the Term Loan or the date on which another Loan or Loans were Converted into such Loan, as the case may be. Each Loan shall be a Prime Rate Loan or a Eurodollar Loan.

     2.2. Notice and Disbursement. The Company shall give the Agent (which shall promptly notify the Banks) two Business Days' prior written notice of the borrowing of the Term Loan hereunder, which notice shall specify the amount and type of each of the Loans that will initially comprise the Term Loan; provided, that if the Term Loan shall be comprised entirely of Prime Rate Loans on the date of its borrowing, such notice may be given on the date of the making of the Term Loan. Such notice shall be delivered to the Agent by 10:00 a.m., Chicago time, on the date by which it must be given and shall be effective only on receipt by the Agent. Not later than 2:00 p.m., Chicago time, on the date specified for the borrowing of the Term Loan hereunder, each Bank shall make available the amount of its participation in the Term Loan to the Agent, at such account as it shall specify, in immediately available funds, for the account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained at the Agent.

     2.3.  Repayment.

     The Company shall repay the principal of the Term Loan in six installments, one installment being due on each Principal Payment Date set forth below, each installment being in the amount set forth opposite such Principal Payment Date:

             Principal Payment Date              Amount
             ----------------------            -----------

             June 1, 1995                      $10,000,000
             June 1, 1996                      $15,000,000
             June 1, 1997                      $15,000,000
             December 1, 1997                  $15,000,000
             June 1, 1998                      $20,000,000
             December 31, 1998                 $25,000,000


     2.4. Prepayment, Conversions and Continuations. Subject to Section 4.4 hereof, the Company shall have the right to prepay the principal of the Term Loan, or to Convert Loans of one type into Loans of another type or Continue Eurodollar Loans as such at any time, provided that: (a) the Company shall give the Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.5 hereof; (b) prepayments shall be made only upon prior notice as provided in Section 4.5 and shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000; and (c) Eurodollar Loans may be prepaid, Continued or Converted only on the last day of an Interest Period for such Eurodollar Loans. Prepayments shall be applied to installments of the Term Loan in inverse order of maturity; provided, that any prepayment made 60 or fewer days before a Principal Payment Date shall be applied to installments of the Term Loan in direct order of maturity if the Company shall so request in the relevant notice of prepayment.

     2.5.  Interest.

     (a) The Company promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, (i) while such Loan is a Prime Rate Loan, at a rate per annum equal to the Prime Rate (as in effect from time to time); and (ii) while such Loan is a Eurodollar Loan, for each Interest Period relating thereto, at a rate per annum equal to the LIBOR Rate for such Loan for such Interest Period plus .35%.

     (b) Notwithstanding the foregoing, the Company will pay to the Agent for the account of each Bank interest at the Post-Default Rate on any principal of any Loan made by such Bank, and (to the fullest extent permitted by law) on any interest or other amount payable by the Company hereunder or under the Note held by such Bank which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for each day during the period from and including the due date thereof to but excluding the date the same is paid in full.

     (c) Accrued interest shall be payable (i) in the case of a Prime Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor, in the case of a Eurodollar Loan having an Interest Period of one month or two months, or on the Quarterly Dates, in the case of any other Eurodollar Loan, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Eurodollar Loan that is Converted into a Prime Rate Loan pursuant to Section 5.4 hereof shall be payable on the date of Conversion (but only to the extent so Converted).

     2.6. Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

     2.7. Several Obligations; Remedies Independent. The failure of any Bank to participate in the making of the Term Loan on the date specified therefor shall not relieve any other Bank of its obligation to participate in the making of the Term Loan on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to participate in the making of the Term Loan. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

     2.8. Notes. The participation of each Bank in the Term Loan shall be evidenced by a promissory note of the Company payable to such Bank in substantially the form of Exhibit A hereto.

     2.9. Business Day Payments. If any Principal Payment Date or the due date of any other amount hereunder shall fall on a day which shall not be a Business Day, the due date of the installment of the Term Loan scheduled to be paid on such Principal Payment Date or the due date of such other amount shall be postponed to the next Business Day thereafter and interest shall accrue for the period of such postponement.


                               Section 3.  FEES.

     3.1. Facility Fee. Promptly upon the execution and delivery of this Agreement, the Company shall pay to the Agent for distribution to the Banks a facility fee in an amount equal to 1/10 of 1% of the Commitments. Such fee shall be nonrefundable, whether or not the Term Loan shall be made.

     3.2. Agency Fee. The Company shall pay to the Agent for the account of the Agent such fee as shall be set forth in a letter agreement dated the date of this Agreement between the Agent and the Company.



         Section 4.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

     4.1.  Payments.

     (a) Except to the extent otherwise provided herein, all payments and prepayments of principal, interest, fees and other amounts to be made by the Company under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at such account as it may specify, not later than 11:00 a.m. Chicago time on the date on which such payment shall become due (each such payment made after such time to be deemed to have been made on the next succeeding Business
Day).

     (b) The Agent may (but shall not be obligated to) debit the amount of any payment which is required to be made by the Company under this Agreement or any Note to any ordinary deposit account of the Company with the Agent on or after the due date of such payment.

     (c) Each payment received by the Agent under this Agreement or any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made.

     4.2.  Pro Rata Treatment.  Except to the extent otherwise provided herein:
(a) the borrowing from the Banks of the Term Loan under Section 2.1 hereof shall be made from the Banks, and the payment of the facility fee under Section
3.1 hereof shall be made for the account of the Banks, pro rata according to the amounts of their respective Commitments; (b) the making, Conversion and Continuation of Loans by a particular type (other than Conversions provided for by Section 5.4 hereof) shall be pro rata among the Banks according to the amounts of their respective Commitments, and the then current Interest Period for each Loan of such type shall be coterminous; (c) each payment or prepayment of principal of the Term Loan by the Company shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Term Loan held by the Banks; and (d) each payment of interest on Loans by the Company shall be made for the account of the Banks pro rata in accordance with the amounts of interest due and payable to the respective Banks.

     4.3. Computations. Interest shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     4.4. Minimum Amounts. Except for Conversions or prepayments made pursuant to Section 5.4 hereof, each Conversion and prepayment of principal of Loans shall be in an amount at least equal to $5,000,000, and in integral multiples of $1,000,000, in the case of Prime Rate Loans, and $5,000,000, and in integral multiples of $1,000,000, in the case of Eurodollar Loans (prepayments or Conversions of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate Conversions and prepayments for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be at least equal to $5,000,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Prime Rate Loans during such period.

     4.5.  Certain Notices.

     (a) Notices by the Company to the Agent of Conversions, Continuations and prepayments of Loans, of type of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. Chicago time on the number of Business Days prior to the date of the relevant Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                                             Business
                                                            Days Prior
                                                            ----------

        Prepayment of, or
        Conversions into, Prime Rate Loans                     one

        Prepayment of, Conversions
        into, Continuations as, or duration of
        Interest Period for, Eurodollar Loans                  two

     (b) Each such notice of Conversion, Continuation or prepayment shall specify the Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.4 hereof) and type of the Loans to be Converted, Continued or prepaid and the date of Conversion, Continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Banks of the contents of each such notice.

     (c) In the event that the Company fails to select the type of Loan, or the duration of any Interest Period for any Eurodollar Loan within the time period and otherwise as provided in this Section 4.5, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Prime Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Prime Rate Loan) will remain as a Prime Rate Loan.

     4.6. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Company (the "Payor") prior to the date on which the Payor is scheduled to make a payment to the Agent (a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may in reliance upon such assumption (but shall not be required to) make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (if the recipient is the Company) the Prime Rate for such day, and (if the recipient is a Bank) the overnight federal funds rate for such day as determined by the Agent; and if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid at the Prime Rate (if the Payor is the Company) or the overnight federal funds rate (if the Payor is a
Bank).

     4.7.  Set-off and Sharing of Payments, Etc.

     (a) The Company agrees that in addition to any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled to offset balances and other claims of the Company at any of such Bank's offices, in Dollars or in any other currency, against any amount payable to such Bank hereunder which is not paid when due (regardless of whether such balances and other claims are then due).

     (b) If any Bank shall obtain payment of any principal of or interest on any Loan through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by the Company to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in the Loans made by such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

     (c) The Company agrees that any Bank so purchasing a participation may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation.

     (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of the Company.


        Section 5.  YIELD, CAPITAL MAINTENANCE AND TAXES PROVISIONS.

     5.1.  Additional Costs.

     (a) The Company shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

     (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the United States of America or by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

     (ii) imposes or modifies any reserve, special deposit or similar requirements (other than, in the case of any Bank for any period as to which the Company is required to pay any amount under paragraph (e) below, the reserves against "Eurocurrency liabilities" referred to therein) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or the Commitment of such Bank; or

     (iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or Commitment.

     (b) Without limiting the effect of the provisions of Section 5.1(a) hereof, in the event that, by reason of any Regulatory Change, any Bank either
(i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Agent), the obligation of such Bank to make or Continue, or to Convert Prime Rate Loans into, Eurodollar Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

     (c)  Without limiting the effect of the foregoing provisions of this
Section 5.1 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office) of capital in respect of its Commitment or Loans as a result of any Regulatory Change, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office) to a level below that which such Bank (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

     (d) Each Bank will notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this Section 5.1 as promptly as practicable. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this
Section 5.1.  Determinations and allocations by any Bank for purposes of this
Section 5.1 of the effect of any Regulatory Change, law, regulation or request of any central bank or other monetary authority and computations of amounts payable set forth in the certificate referred to in the preceding sentence shall be conclusive and binding on the Company in the absence of manifest error.

     (e) Without limiting the effect of the foregoing, the Company shall pay to each Bank on the last day of each Interest Period so long as such Bank is maintaining reserves against "Eurocurrency liabilities" under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Bank is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurodollar Loans) an additional amount (determined by such Bank and notified to the Company through the Agent) equal to the product of the following for each Eurodollar Loan for each day during such Interest Period:

     (i)  the principal amount of such Eurodollar Loan outstanding on such day;
and

     (ii) the remainder of (x) a fraction the numerator of which is the LIBOR Rate (expressed as a decimal) at which interest accrues on such Eurodollar Loan for such Interest Period as provided in this Agreement and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Bank on such day minus (y) such numerator; and

     (iii)  1/360.

     5.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period:

     (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" are not being provided on the Dow Jones Telerate Screen for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

     (b) the Majority Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "LIBOR Rate" upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks of making or maintaining such type of Loans for such Interest Period;

then the Agent shall give the Company and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make or Continue Eurodollar Loans or to Convert Prime Rate Loans and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into Prime Rate Loans in accordance with Section 2.4 hereof.

     5.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Company thereof (with a copy to the Agent) and such Bank's obligation to make or Continue, or to Convert Prime Rate Loans into, Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.4 hereof shall be applicable).

     5.4.  Treatment of Affected Loans.

     (a) If the obligation of any Bank to make or Continue, or to Convert Prime Rate Loans into, Eurodollar Loans is suspended pursuant to Section 5.1,
5.2 or 5.3 hereof, such Bank's Eurodollar Loans shall be automatically Converted into Prime Rate Loans on the last day(s) of the then current Interest Period(s) for the Eurodollar Loans (or, in the case of a Conversion required by Section 5.3 hereof, on such earlier date as such Bank may specify to the Company with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.1, 5.2 or 5.3 hereof which gave rise to such Conversion no longer exist:

     (i) to the extent that such Bank's Eurodollar Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Loans shall be applied instead to its Prime Rate Loans; and

     (ii) all Loans which would otherwise be made or Continued by such Bank as Eurodollar Loans shall be made or Continued instead as Prime Rate Loans and all Loans of such Bank which would otherwise be Converted into Eurodollar Loans shall remain as Prime Rate Loans.

     (b) If such Bank gives notice to the Company (with a copy to the Agent) that the circumstances specified in Section 5.1, 5.2 or 5.3 hereof which gave rise to the Conversion of such Bank's Eurodollar Loans pursuant to this Section
5.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans are outstanding, such Bank's Prime Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans to the extent necessary so that, after giving effect thereto, all Eurodollar Loans are held pro rata (as to principal amounts, types and Interest Periods) in accordance with the Commitments.

     5.5.  Compensation.

     (a) The Company shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines are attributable to (i) any payment, prepayment or Conversion of a Eurodollar Loan made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof or a prepayment pursuant to Section 2.4 hereof) on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Eurodollar Loan from such Bank on the date of the making of the Term Loan specified in the relevant notice of borrowing given pursuant to Section 2.2 hereof.

     (b) Without limiting the effect of Section 5.5(a), such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

     5.6.  Taxes.  The Company covenants and agrees that:

     (a) All payments on account of the principal of and interest on the Loans and all other amounts payable by the Company under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof, including amounts payable under paragraph (c) of this Section 5.6, shall be made free and clear of and without reduction by reason of any present and future income, stamp and other taxes, levies, deductions, charges and withholdings whatsoever imposed, assessed, levied or collected by any state, nation or other governmental authority (other than taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the United States of America or the jurisdiction in which such Bank has its principal office or such Applicable Lending Office) or any political subdivision or taxing authority thereof or therein (each, a "Taxing Authority"), and interest thereon and penalties with respect thereto, if any, on or in respect of (i) this Agreement, the Notes or the Loans or the letter agreement referred to in
Section 3.2 hereof, (ii) the registration, notarization or other formalization of any thereof, (iii) any payments of principal, interest, charges, fees or other amounts made on, under or in respect thereof, or (iv) any of the income, profits or revenues of the Bank or any Applicable Lending Office as a result of the transactions contemplated hereby (collectively, "Taxes"), all of which will be paid by the Company, for its own account, prior to the date on which penalties attach thereto.

     (b) The Company will indemnify the Agent and each Bank against, and reimburse the Agent and each Bank on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Agent or any Bank may incur at any time arising out or in connection with any failure of the Company to make any payment of Taxes when due.

     (c) In the event that the Company is required by applicable law, decree or regulation to deduct or withhold any Taxes from any amount payable on, under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof, the Company shall withhold such amount and pay it to the relevant Taxing Authority and shall pay to the Agent or the Banks such additional amount as may be required, after such deduction or withholding, to enable the Agent or the Banks to receive from the Company an amount equal to the full amount stated to be payable under this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof.

     (d) The Company shall furnish to the Agent original or certified copies of tax receipts in respect of any withholding of Taxes required under this
Section 5.6 within thirty (30) days after the date of the payment of interest or other amount in respect of which any withholding was made, and the Company shall promptly furnish to the Agent any other information, documents and receipts that the Agent may require, in its sole discretion from time to time, to establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid hereunder.

     (e) The covenants and agreements of the Company under this Section 5.6 shall survive the repayment of the Term Loan and payment of other amounts payable under this Agreement, the Notes and the letter agreement referred to in
Section 3.2 hereof.


                       Section 6.  CONDITIONS PRECEDENT.

     The obligation of each Bank to participate in the Term Loan hereunder is subject to the receipt by the Agent of the following documents and payments, each of which documents shall be satisfactory to the Agent in form and substance:

     (a) Corporate Action. Certified copies of the restated articles of incorporation and by-laws of the Company and all corporate action taken by the Company authorizing this Agreement and the Notes and borrowing by the Company hereunder (including a certificate setting forth the resolutions of the Board of Directors of the Company authorizing the transactions contemplated hereby).

     (b) Incumbency. A certificate of the Company naming and setting forth the specimen signature of each of the officers of the Company (i) who is authorized to sign on its behalf this Agreement or the Notes and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby.

     (c) Officer's Certificate. A certificate of a senior officer of the Company dated the date of the Term Loan to the effect that on and as of such date: (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made by the Company in Section 7 hereof are true and correct with the same force and effect as if made on and as of such date.

     (d) Opinion of General Counsel of Company. An opinion of Mr. Thomas Slaughter, General Counsel of the Company, substantially in the form of Exhibit B hereto.

     (e)  Notes.  The Notes, duly completed and executed.

     (f) Other Documents. Such other documents as the Agent or any Bank may reasonably request.


                  Section 7.  REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to the Agent and the Banks that:

     7.1. Corporate Existence and Related Matters. Each of the Company and each of its Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being or as proposed to be conducted; and (c) is duly qualified to do business in all jurisdictions in which such qualification is required in view of the property owned and business conducted by the Company or such Subsidiary. The Company has duly filed all reports and made all other filings required to be made to the Securities and Exchange Commission.

     7.2.  Financial Condition.

     (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at June 30, 1994 and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of KPMG Peat Marwick, and the unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as at September 30, 1994 and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Consolidated Subsidiaries for the three-month period ended on such date, heretofore furnished to each of the Banks, fairly present in all material respects the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates, and the consolidated results of their operations for the fiscal year and three-month period ended on said dates in accordance with GAAP, subject to normal year-end adjustments in the case of such interim financial statements.

     (b) Neither the Company nor any of its Subsidiaries had on said dates any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the consolidated balance sheet of the Company and the Consolidated Subsidiaries or the notes thereto as at said dates.

     (c) Since June 30, 1994 there has been no material adverse change in the consolidated financial condition, operations, business or prospects of the Company and its Consolidated Subsidiaries from that set forth in said financial statements as at said date.

     7.3. Litigation. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

     7.4. No Breach. The execution, delivery and performance of this Agreement and the Notes will not conflict with or result in a breach of, or cause the creation of a Lien or require any consent under, the certificate of incorporation or by-laws of the Company, or any applicable law or regulation, or any order, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

     7.5. Corporate Power and Action; Binding Effect. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Notes; the execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered for value will constitute, legal, valid and binding obligations, enforceable in accordance with their respective terms.

     7.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Agreement or the Notes or for the validity or enforceability thereof.

     7.7. Margin Stock. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder, will be used to buy or carry any Margin Stock.

     7.8.  ERISA.

     (a) The Company and the ERISA Affiliates and the plan administrator of each Plan covering any employees of the Company or any Subsidiary have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to such Plan and such Plan is currently in material compliance with the applicable provisions of ERISA and the Code.

     (b) With respect to each Plan covering any employees of the Company or any Subsidiary, there has been no (i) "reportable event" within the meaning of
Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure to make or properly accrue any contribution which is due to any Plan;
(iii) action under Section 4041 of ERISA to terminate any Plan; (iv) withdrawal from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) institution by PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability pursuant to Sections 4062(e), 4069 or 4212(c) of ERISA; (vii) complete or partial withdrawal (within the meaning of Sections 4003 and 4205 of ERISA) from any Plan which is a Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) to the knowledge of the Company, prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could give rise to the imposition of any material fines, penalties, taxes or related charges; (ix) assertion of a claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or (xi) imposition of a Lien pursuant to Section 401(a)(29) or the Code or 412(n) of ERISA.

     7.9. Taxes. United States federal income tax returns of the Company and the Subsidiaries have been examined and closed or agreement with the Internal Revenue Service with respect thereto reached through the fiscal year of the Company ended 1990. The Company and its Subsidiaries have filed all United States federal income tax returns and all other state or foreign tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate in all material respects.

     7.10. Investment Company Act. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     7.11. Credit Agreements. As of the date hereof, Schedule 2 hereto is a complete and correct list of each credit, loan or purchase agreement, Guarantee or other arrangement providing for any Indebtedness or any extension of credit to, or Guarantee by, the Company or any of its Subsidiaries, and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in said Schedule 2.

     7.12.  Environmental Laws.

     (a) The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws and are in compliance in all material respects with any applicable Environmental Laws.

     (b) Other than a request for information received by the Company from the Environmental Protection Agency in 1989 with respect to the property of an adjoining landowner (to which request the Company duly responded), on or prior to the date hereof, no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other Person with respect to any alleged or suspected failure by the Company or any of its Subsidiaries to comply in any respect with any Environmental Laws.

     (c) There are no Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Company or any of its Subsidiaries nor any actual or alleged liability of the Company or any Subsidiary in respect of remediation, clean up or similar obligations under any Environmental Law.

     7.13. Subsidiaries, Etc. Set forth in Schedule 3 hereto is a complete and correct list of all Subsidiaries of the Company and the respective jurisdiction of incorporation of each such Subsidiary and of all Investments (other than Permitted Investments) held by the Company or any of its Subsidiaries in any joint venture or other Person as of the date hereof. All

Subsidiaries are Consolidated Subsidiaries. The Company owns, free and clear of Liens, all outstanding shares of such Subsidiaries, except as indicated on
Schedule 3, and the Company (or the respective Subsidiary) also owns, free and clear of Liens, all such Investments, except as indicated on Schedule 3.

     7.14. Liens. The Company and each of its Subsidiaries have good title to, or a valid leasehold in, all of the property and assets reflected on the consolidated balance sheet as of June 30, 1994 referred to in Section 7.2(a). As of the date hereof, no property of the Company or any Subsidiary is subject to any Lien, except Liens permitted by clauses (a) through (e) and clause (g) of Section 8.6 hereof.


                             Section 8.  COVENANTS.

     The Company agrees that, so long as the Commitments are in effect and until payment in full of the Term Loan and all other amounts payable by the Company hereunder:

     8.1. Financial Statements and other Information. The Company shall deliver to each of the Banks:

     (a) within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Company, consolidated statements of income, stockholders' equity and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company which shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP for such period, subject to normal year-end adjustments;

     (b) within 90 days after the end of each fiscal year of the Company, consolidated statements of income, stockholders' equity and cash flow of the Company and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of independent certified public accountants of recognized national standing which shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year;

     (c) promptly upon their becoming available, copies of all registration statements and reports which the Company shall have filed with the Securities and Exchange Commission;

     (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

     (e) as soon as possible, and in any event within ten days after the Company knows that any of the events or conditions specified in Section 7.8(b) with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition);

     (f) promptly after the Company knows that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

     (g) promptly upon receipt thereof, a copy of any notice, demand, request for information, citation, summons, complaint, order or other communication from any governmental or other Person with respect to any alleged failure by the Company or a Subsidiary to comply in any respect with any Environmental Laws or any assertion or allegation of any Lien or liability thereunder;

     (h) promptly after receipt thereof, all letters and reports to management of the Company prepared by its independent certified public accountants; and

     (i) from time to time such other information regarding the business, affairs or financial condition of the Company or any of its Subsidiaries as any Bank or either Agent may reasonably request.

The Company will furnish to each Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 8.7, 8.8, 8.9 and 8.12 hereof as of the end of the respective fiscal quarter or fiscal year, as applicable (which computation with respect to Section 8.8 shall show any SOP 93-7 Charge as a specific line item).

     8.2. Litigation. The Company will promptly give to each Bank notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding, affecting the Company or any of its Subsidiaries, except proceedings which, if adversely determined, would not have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

     8.3. Corporate Existence, Etc. The Company will, and will cause each of its Subsidiaries to: (a) preserve and maintain its corporate existence and all of its material rights, privileges and franchises (provided that nothing in this Section 8.3 shall prohibit any transaction permitted under Section 8.5 hereof); (b) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities, including all Environmental Laws; (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, (d) maintain all of its material properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and (e) upon request, permit representatives of any Bank or the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its senior officers.

     8.4. Insurance. The Company will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

     8.5.  Fundamental Transactions.

     (a) The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that any Subsidiary of the Company may be merged or consolidated with or into the Company if the Company shall be the continuing or surviving corporation; and any Subsidiary or the Company may be merged or consolidated with or into any other Person if (A) such Subsidiary or the Company shall be the surviving or continuing corporation and (B) immediately before and after giving effect to such transaction, no Default shall exist.

     (b) The Company will not, and will not permit any of its Subsidiaries to, acquire any business, assets or capital stock of, or be a party to any acquisition of, any Person; provided, that the Company or any Subsidiary may engage in any such transaction if immediately before and after giving effect thereto, no Default shall exist.

     (c) The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of the assets of the Company; provided, the Company or any Subsidiary may engage in any such transaction if immediately before and after giving effect thereto, no Default shall exist.

     (d) The Company will not, and will not permit any of its Subsidiaries to, form any new Subsidiary that is not a Consolidated Subsidiary.

     8.6. Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now or hereafter owned, held pursuant to lease or otherwise acquired, except:

     (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business providing that payments which such Liens secure are not overdue for a period of more than 30 days;

     (c) pledges or deposits under workers' compensation, unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) Easements, rights-of-way, zoning restrictions and other similar encumbrances incurred or existing in the ordinary course of business, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (f) Liens securing Indebtedness in an aggregate amount which shall not exceed $15,000,000;

     (g) Liens arising under leases, conditional sale and other title retention agreements under which the aggregate rent, purchase price or other obligations of the Company and its Subsidiaries do not exceed $2,000,000 in any fiscal year; and

     (h) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property.

     Notwithstanding the foregoing, the Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any capital stock or Indebtedness held by the Company or any Subsidiary.

     8.7. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

     (a)  Indebtedness to the Banks hereunder;

     (b) Other Indebtedness incurred to finance the Company's ordinary working capital or other needs in an amount at any time outstanding not to exceed the sum of (i) $40,000,000 plus (ii) one-half of the amount by which $100,000,000 exceeds the outstanding principal amount of the Term Loan; and

     (c)  Guarantees to the extent permitted pursuant to Section 8.12 hereof.

     8.8. Stockholders' Equity. The Company will not permit the sum of (i) Stockholders' Equity plus (ii) any SOP 93-7 Charge at any time to be less than $225,000,000.

     8.9. Fixed Charges Ratio. The Company will not permit the Fixed Charge Ratio to be less than 1.5 to 1 for any period of four consecutive fiscal quarters of the Company.

     8.10. Arm's-Length Transactions. The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly enter into any transaction with any Person (including any Subsidiary) except on arm's-length terms

     8.11. Use of Proceeds. The Company will use the proceeds of the Term Loan solely to finance the acquisition of substantially all of the assets of WSMV-TV, Nashville, Tennessee.

     8.12. Maximum Amount of Guarantees. The Company will not, nor will it permit any of its Subsidiaries to, be or become liable in respect of any Guarantees, except Guarantees of Indebtedness in an aggregate amount not to exceed $15,000,000.

     8.13. Indemnity. The Company hereby agrees to indemnify the Agent and each Bank and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings, whether or not the Agent or any Bank is a party thereto (including any threatened investigation or litigation or other proceedings), relating to any actual or proposed use by the Company or any Subsidiary of the Commitments or the proceeds of the Term Loan, including, without limitation, the amount of any settlement payment made in respect thereof by the Agent or any Bank and the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).


                         Section 9.  EVENTS OF DEFAULT.

     If one or more of the following events (each, an "Event of Default") shall occur and be continuing:

     (a) The Company shall default in the payment (i) of any principal of the Term Loan when due or (ii) of any interest on any Loan or any fees or other amount payable by it hereunder or under the letter agreement referred to in
Section 3.2 and such default shall continue for three days; or

     (b) The Company or any of its Subsidiaries shall default in the payment when due of any payment in respect of the principal of or interest on any of its other Indebtedness in the aggregate amount of $10,000,000 or more; or any event specified in any note, agreement, indenture or other document creating, evidencing or securing any such Indebtedness shall occur if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid, redeemed, repurchased or retired, prior to its stated maturity; or

     (c) Any representation, warranty or certification made or deemed made herein or in any certificate or other writing furnished to any Bank or the Agent pursuant to the provisions hereof shall prove to have been false or misleading as of the time made or furnished in any material respect; or

     (d) The Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days; or

     (e) The Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

     (f) The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

     (g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or
(iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

     (h) A final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Company and/or any of its Subsidiaries and shall not be satisfied or stayed pending appeal for a period of at least 30 days; or

     (i) An event or condition specified in Section 7.8 hereof shall occur or exist with respect to any Plan or Multiemployer Plan and shall not be cured within 30 days (if susceptible to cure) and as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur, or in the opinion of the Majority Banks shall be reasonably likely to incur, a liability to a Plan, a Multiemployer Plan or

PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of the Company and its Consolidated Subsidiaries; or

     (j) Mr. E.T. Meredith, his spouse, his descendants, their spouses and/or trusts the sole beneficiaries of which are Mr. E.T. Meredith, his spouse, his descendants and/or their spouses shall cease to own, beneficially and of record, common stock of the Company which possesses a majority of the voting power of all common stock of the Company (other than in respect of matters as to which class voting of classes of common stock is required); or

     (k) individuals who were directors of the Company on the date of this Agreement shall cease to constitute a majority of the Board of Directors of the Company;

THEREUPON: (i) in the case of an Event of Default (other than one referred to in clause (f) or (g) of this Section 9 with respect to the Company), the Agent, upon request of the Majority Banks, shall, by notice to the Company, cancel the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Term Loan and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.5 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (ii) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Company, the Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Term Loan and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.5 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.


                            Section 10.  THE AGENT.

     10.1. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder with such powers as are specifically delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this

Agreement, or in any certificate or other documents referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

     10.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

     10.3. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 10.1 and Section 10.7 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

     10.4. Rights as a Bank. With respect to its Commitment and its participation in the Term Loan, The Northern Trust Company in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include The Northern Trust Company in its individual capacity. The Northern

Trust Company and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its affiliates) as if it were not acting as the Agent, and The Northern Trust Company and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

     10.5. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 11.3 hereof, but without limiting the obligations of the Company under said Section 11.3), ratably in accordance with the aggregate principal amount of the Loans made by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 11.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

     10.6. Non-Reliance on Agent and other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) which may come into the possession of the Agent or any of its affiliates.

     10.7. Failure to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section
10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.8. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days' notice thereof to the Banks and the Company. Upon any such resignation, the Majority Banks shall have the right to appoint a successor to the resigning Agent. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the Agent's giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in Chicago, Illinois. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. After the resigning Agent's resignation hereunder, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.


                          Section 11.  MISCELLANEOUS.

     11.1. Waiver. No failure on the part of the Agent or any Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     11.2. Notices. All notices and other communications provided for herein shall be given or made by telecopy or in writing and telecopied, mailed or delivered, in the case of the Company or the Agent, to its respective address set forth on the signature pages hereof, and in the case of a Bank, to its notice address specified in Schedule 1 hereto or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when properly transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party sending a notice or other communication by telecopy shall simultaneously call the intended recipient by telephone (at the telephone number set forth below such party's address) to advise such recipient of the sending of such telecopy.

     11.3. Expenses, Etc. The Company agrees to pay or reimburse each of the Banks and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Gardner, Carton & Douglas, special counsel to the Agent), in connection with
(i) the negotiation, preparation, execution and delivery of this Agreement and the Notes, (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the Notes, and (iii) any examination and inspection of the Company by the Agent pursuant to Section 8.3(e) hereof, (b) all reasonable costs and expenses of the Banks and the Agent (including reasonable counsels' fees) in connection with any Default and any enforcement or collection proceedings resulting therefrom; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Notes or any other document referred to herein.

     11.4. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be waived, amended or modified only by an instrument in writing signed by the Company, the Agent and the Majority Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by the Agent and all of the Banks: (i) increase or extend the term of the Commitments, (ii) extend any date fixed for the payment of any principal of or interest on any Loan, (iii) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (iv) alter the terms of this Section 11.4, (v) amend the definition of the term "Majority Banks" or (vi) waive any of the conditions precedent set forth in Section 6 hereof.

     11.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.6.  Assignments and Participations.

     (a) The Company may not assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Agent.

     (b) No Bank may assign any of its Loans, its Note or its Commitment without the prior consent of the Company and the Agent. Upon the effectiveness of any assignment consented to by the Company and the Agent, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Bank hereunder holding the Commitment and Loans (or portions thereof) assigned to it and the assigning Bank shall, to the extent of such assignment, be released from the Commitment (or portions thereof) so assigned.

     (c) No Bank may sell a participation in all or any part of any Loans made or to be made by it without the prior written consent of the Company, which shall not be unreasonably withheld. Upon the effectiveness of any participation consented to by the Company, each participant shall be entitled to the rights and benefits, and subject to the duties and obligations, of the provisions of Section 4.7 hereof with respect to its participation as if such participant were a "Bank" for purposes of said Section, but shall not have any other rights or benefits under this Agreement or any Note.

     (d) A Bank may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Bank from time to time to actual or prospective assignees and participants.

     11.7. Survival. The obligations of the Company under Sections 5.1, 5.5 and 11.3 hereof shall survive the repayment of the Loans and the termination of the Commitments.

     11.8. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     11.9. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing one or more of such counterparts.

     11.10.  Jurisdiction, Service of Process.

     (a) Any suit, action or proceeding against the Company with respect to this Agreement or the Notes or any judgment entered by any court in respect of any thereof may be brought in the courts of the State of Illinois or in the U.S. District Court for the Northern District of Illinois as the Banks may elect, and the Company hereby submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The Company consents to the service of process upon it in any such suit, action or proceeding by regular first class mail addressed to it at its address specified in Section 11.2. The foregoing shall not, however, limit the right of the Banks to serve process in any other manner permitted by law or to commence any suit, action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Without limiting the foregoing, the Company further agrees that the Banks may at their option submit any dispute which may arise in connection with this Agreement or the Notes to any other court having jurisdiction over the Company's property.

     (b) The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes brought in the courts of the State of Illinois or the U.S. District Court for the Northern District of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     11.11. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

     11.12. Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                          MEREDITH CORPORATION


                          By:  ____________________________________
                               Name:   Michael Sell
                               Title:  Treasurer

                          Address:     1716 Locust Street
                                       Des Moines, Iowa  50309-3023

                          Telecopier No.:  (515) 284-3828

                          Attention:   Mr. Michael Sell
                                       Treasurer

                          Telephone No.:  (515) 284-2456


                          THE NORTHERN TRUST COMPANY,
                          as Agent


                          By:  ____________________________________
                               Name:   Sara Clissold
                               Title:  Commercial Banking Officer

                          Address:     50 South LaSalle Street
                                       Chicago, Illinois  60675

                          Telecopier No.:  (312) 630-1566

                          Attention:   Robert Stegmann
                                       Vice President

                          Telephone No.:  (312) 444-5054


                          THE NORTHERN TRUST COMPANY


                          By:  ____________________________________
                               Name:   Sara Clissold
                               Title:  Commercial Banking Officer


                          WACHOVIA BANK OF GEORGIA, N.A.


                          By:  ____________________________________
                               Name:   Terry L. Akins
                               Title:  Senior Vice President


                          THE FIRST NATIONAL BANK OF BOSTON


                          By:  ____________________________________
                               Name:   David B. Herter
                               Title:  Director


                          NORWEST BANK IOWA, N.A.


                          By:  ____________________________________
                               Name:   William C. Green, Jr.
                               Title:  Vice President/Manager






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